Exhibit 10.1

TURNING POINT THERAPEUTICS, INC.

January 9, 2020

Jingrong Jean Cui, Ph.D.

c/o Turning Point Therapeutics, Inc.

Re:	Transition Separation and Consulting Agreement

Dear Jean:

This letter sets forth the terms of the transition separation and consulting agreement (the “Agreement”) that Turning Point Therapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. RESIGNATION DATE; BOARD MATTERS. If you timely sign and return this Agreement to the Company, your employment with the Company will continue through January 31, 2020, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Section 2 below. In addition, you hereby agree and acknowledge that you will not stand for re-election to the Company’s Board of Directors (the “Board”) at the Company’s 2020 Annual Meeting of Stockholders.

2. TRANSITION PERIOD. Between now and the Separation Date (the “Transition Period”), you will remain in your current role as Chief Scientific Officer and will continue to perform your regular duties, which you may perform remotely, as approved by the Company. During the Transition Period, you agree to transition these duties and responsibilities and perform other tasks as requested by me (Athena Countouriotis), to whom you will report. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period you are entitled to resign your employment, and the Company may terminate your employment with or without Cause (as defined in the Turning Point Therapeutics, Inc. Severance Benefit Plan – C-Suite, as amended and restated effective February 20, 2019 (the “Severance Benefit Plan”)) or advance notice. If prior to January 31, 2020, the Company terminates your employment without Cause or you resign your employment for Good Reason (as defined in the Severance Benefit Plan), then you will remain eligible for the Immediate Severance Benefits and the Severance Benefits (each as defined and described below), provided that you have satisfied the conditions for receipt of such benefits (as set forth below). If prior to January 31, 2020, you resign your employment without Good Reason or the Company terminates your employment for Cause, then you will no longer be eligible for or entitled to the Immediate Severance Benefits or the Severance Benefits.

3. ACCRUED SALARY AND PAID TIME OFF. On or shortly after the Separation Date, the Company will pay you all accrued salary, and all accrued but unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.

Jingrong Jean Cui, Ph.D.

January 9, 2020

4. IMMEDIATE SEVERANCE BENEFITS. If you timely sign and return this Agreement to the Company and comply fully with your obligations hereunder, then the Company will provide the following benefits (collectively, the “Immediate Severance Benefits”):

(a) Immediate Cash Severance. The Company shall pay you cash severance in an amount calculated as the equivalent of (i) nine (9) months of your base salary in effect as of the Separation Date; and (ii) three-quarters (0.75x) of your Target Bonus Amount (as defined in your Executive Employment Agreement, as amended and restated effective January 17, 2019 (the “Employment Agreement”) (in the total amount of $583,430.63), subject to standard payroll deductions and withholdings (collectively, the “Immediate Cash Severance”). The Immediate Cash Severance will be paid in a lump sum on the first payroll date that occurs more than five (5) days after the date you sign and return this Agreement to the Company.

(b) Health Care Continuation Coverage.

(i) COBRA. Your participation in the Company’s group health insurance plan will end on the Separation Date. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.

(ii) COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (A) the last day of the month that is eighteen (18) months from the Separation Date; (B) the date you become eligible for group health insurance coverage through a new employer; or (C) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

(iii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA Premiums.

Jingrong Jean Cui, Ph.D.

January 9, 2020

5. CONSULTING AGREEMENT. If you timely sign and return this Agreement to the Company and comply fully with your obligations hereunder, then, as an additional benefit, the Company will engage you as a consultant on the following terms:

(c) Consulting Period. The consulting relationship will commence on the day after the Separation Date and will continue until June 30, 2020, unless terminated earlier pursuant to Section 5(h) below or extended by mutual written agreement (the “Consulting Period”).

(d) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and counseling as requested by me, and completing other assignments as requested (the “Consulting Services”). During the Consulting Period, you will report directly to me. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, although the Company expects that it will only request up to a maximum of ten (10) hours per month. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(e) Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act, the California Labor Code or other laws or regulations governing employment relationships.

(f) Consulting Compensation & Options. Provided that you remain in compliance with this Agreement:

(i) Consulting Fees. During the Consulting Period, you will be compensated at the rate of $400 per hour for your Consulting Services (the “Consulting Fees”). You will submit detailed invoices of your Consulting Services on a monthly basis, and the Company will provide payment of any owed Consulting Fees within thirty (30) days after receipt of such invoices. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will report your Consulting Fees on an IRS Form 1099. You acknowledge that you will be entirely responsible for payment of any taxes that may be due with regard to the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees (with the exception of the employer’s share of social security, if any). The Company encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

Jingrong Jean Cui, Ph.D.

January 9, 2020

(ii) Equity Awards. Any outstanding stock options granted to you to purchase shares of the Company’s Common Stock will continue to vest during the Consulting Period, subject to the terms of the applicable equity grant agreement, grant notice and applicable equity plan documents.

(g) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Board. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(h) Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations (including without limitation your non-solicitation obligations) under your signed Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit B) and which is incorporated herein by reference.

(i) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your Consulting Services for the Company, so long as such activities do not present a conflict of interest with the Company’s business, or interfere with your continuing obligations owed to the Company. In the event that it unclear to you whether a particular activity would breach this commitment, you agree to contact the Board to seek clarification.

(j) Termination of Consulting Period. Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period upon your breach of any provision of this Agreement or your Confidentiality Agreement. Further, you may terminate the Consulting Period at any time, for any reason, upon thirty (30) days’ written notice to the Company. Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees incurred through and including the effective date of such termination.

Jingrong Jean Cui, Ph.D.

January 9, 2020

6. POST-TERMINATION SEVERANCE BENEFITS. If you: (i) timely sign and return this Agreement to the Company; (ii) comply fully with your obligations hereunder; and (iii) within twenty-one (21) days after the last day of the Consulting Period, execute and return to the Company a release of claims in the form attached hereto as Exhibit A (the “Termination Release”) and allow the Termination Release to become effective, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. The Company will pay you an additional cash severance payment in an amount calculated as the equivalent of (i) nine (9) months of your base salary in effect as of the Separation Date; and (ii) three-quarters (0.75x) of your Target Bonus Amount (in the total amount of $583,430.63), subject to standard payroll deductions and withholdings, which will be paid in a lump sum on the first payroll date that occurs more than five (5) days after the Release Effective Date (as defined in the Termination Release).

(b) Accelerated Vesting and Extended Exercise Period. Notwithstanding anything contrary set forth in the Company’s equity plan, any prior equity incentive plans or any award agreements, on the Release Effective Date, the Company shall accelerate the vesting of your then-unvested, time-based vesting equity awards (collectively, the “Equity Awards”) so that, as of the Release Effective Date, you will be deemed vested in those shares of the Equity Awards that would have vested had you remained employed through the date that is eighteen (18) months from the last day of the Consulting Period. As an additional Severance Benefit, the Company will extend the exercise period for all vested shares of the Equity Awards through the date that is twelve (12) months from the last day of the Consulting Period. Except as expressly modified in this Agreement, the Equity Awards shall continue to be governed by the terms of the applicable grant notices, stock option agreements and equity incentive plan(s). The Company encourages you to seek independent tax advice concerning the tax status of the Equity Awards and the corresponding tax implications of this Agreement and the benefits hereunder.

7. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that the severance and other benefits provided herein set forth in this Agreement fulfills and exceeds all of the Company’s obligations to pay you severance or other benefits for a “Non-CiC Termination” under the terms of the Severance Benefit Plan, and that to the extent this Agreement differs from the Severance Benefit Plan with respect to the payment of any severance payments or benefits, this Agreement nevertheless supersedes the Company’s severance obligations to you under the Severance Benefit Plan, your Employment Agreement, or any other plan, policy or agreement. You further acknowledge that upon your execution of this Agreement and except as expressly preserved in this Agreement, the Company’s only severance obligations to you will be as set forth in this Agreement, and the severance obligations to you under the Severance Benefit Plan, your Employment Agreement, or any other plan, policy or agreement, shall be extinguished. In addition, you acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and are not entitled to and will not receive from the Company any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, paid time off, severance benefits, incentive compensation, commissions or equity.

Jingrong Jean Cui, Ph.D.

January 9, 2020

8. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all unreimbursed business expenses that you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses (and any preapproved business expenses during the Consulting Period) pursuant to its regular business practice.

9. RETURN OF COMPANY PROPERTY. Within five (5) business days after the Separation Date (or earlier if requested by the Company), you agree to return to the Company all Company documents (and all copies thereof) and other Company Property (as defined by the Severance Benefit Plan) which you have in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.

10. NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

11. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

12. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes,

Jingrong Jean Cui, Ph.D.

January 9, 2020

without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

13. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its respective affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations, of every kind and nature, in law, equity or otherwise, both known and unknown, suspected and unsuspected, that arise out of or are in any way related to agreements, events, acts, conduct, or omissions occurring prior to and including the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Labor Code (as amended).

(c) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Jingrong Jean Cui, Ph.D.

January 9, 2020

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims arising from the breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. PROTECTED RIGHTS. Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

16. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. GENERAL. This Agreement, together with its exhibits and the Severance Benefit Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this

Jingrong Jean Cui, Ph.D.

January 9, 2020

Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

Jingrong Jean Cui, Ph.D.

January 9, 2020

If this Agreement is acceptable to you, please sign and date below and return the original to me before 5:00 p.m. on January 9, 2020. The Company’s offer contained herein will automatically expire if we do not receive the fully-signed Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

TURNING POINT THERAPEUTICS, INC.

By:	/s/ Athena Countouriotis
Athena Countouriotis, M.D.
President, Chief Executive Officer

Exhibit A – Termination Release

Exhibit B – Confidentiality Agreement

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Jingrong Jean Cui
Jingrong Jean Cui, Ph.D.

January 9, 2020
Date

Jingrong Jean Cui, Ph.D.

January 9, 2020

EXHIBIT A

TERMINATION RELEASE

(To be signed and returned to the Company on or within twenty-one (21) days after the last day of the Consulting Period)

In exchange for the consideration to be provided to me pursuant to that certain letter transition separation and consulting agreement between me and Turning Point Therapeutics, Inc. (the “Company”) dated January 9, 2020 (the “Agreement”), I hereby provide the following Termination Release. I understand and agree completely to the terms set forth in the Severance Benefit Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I understand that this Termination Release, together with the Agreement and the Severance Benefit Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein.

I hereby confirm my obligations under my Confidentiality Agreement.

Except as otherwise set forth in this Termination Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Termination Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, the termination of that employment, or my consulting relationship with the Company and its affiliates, or their affiliates; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and the federal Employee Retirement Income Security Act of 1974 (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law.

Jingrong Jean Cui, Ph.D.

January 9, 2020

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Termination Release; (b) I should consult with an attorney prior to signing this Termination Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Termination Release (although I may choose voluntarily to sign this Termination Release earlier); (d) I have seven (7) days following the date I sign this Termination Release to revoke it by providing written notice to an officer of the Company; and (e) this Termination Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Termination Release (the “Release Effective Date”).

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing herein shall prevent me from: making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation; filing a charge or complaint with any Government Agency; communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Termination Release, provided that this Termination Release does not limit my right to receive any award for information provided to the Securities and Exchange Commission.

I represent that I am not aware of any claim by me other than the claims that are released by this Termination Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of this Termination Release and which, if known or suspected at the time of entering into this Termination Release, may have materially affected this Termination Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and I hereby expressly waive any and all rights and benefits confirmed upon me by the provisions of California Civil Code Section 1542, which provides as set forth below, as well as under any other statute or common law principles of similar effect: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Jingrong Jean Cui, Ph.D.

January 9, 2020

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

UNDERSTOOD, ACCEPTED AND AGREED:

Jingrong Jean Cui, Ph.D.	Date

Jingrong Jean Cui, Ph.D.

January 9, 2020

EXHIBIT B

CONFIDENTIALITY AGREEMENT

TP THERAPEUTICS, INC

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by TP Therapeutics, INC (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.	NONDISCLOSURE

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter (and for purposes of this Agreement, any reference to any period of employment shall also include any other provision of services to the Company, directly or indirectly), I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets could result in a civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for double the amount of the Company’s damages and attorneys’ fees; and is a crime under California Penal Code Section 444(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding $5,000, or by both.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, samples, procedures and formulations for producing any such samples, media and/or processes, data, formulae, methods, software, source and object codes, programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding the operation of the Company, products, services, plans for research and development, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.	ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, know-how, patents, patent rights, copyrights, trademarks, service masks, logos, domain names, mask work and any and all other intellectual property rights throughout the world.

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2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter

“Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such

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Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (iii) five calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by 10 days advance written notice to the other party hereto.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

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10.	GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 “I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE

READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.”

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us with respect to the subject matter hereto, including, but not limited to, any prior agreement between the Company and me with respect to the assignment of proprietary information to the Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: April 24, 2017

/s/ Jingrong Jean Cui
(Signature)
Jingrong Jean Cui
(Printed Name)

ACCEPTED AND AGREED TO:

TP THERAPEUTICS, INC

By:	/s/ Yishan (Peter) Li
Name:	Yishan (Peter) Li
Title:	President and CEO
Dated:	April 24, 2017

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EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2. Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Jingrong Jean Cui

Print Name:	Jingrong Jean Cui

Date:	April 24, 2017

WITNESSED BY:

A-1.

EXHIBIT B

TO:	TP Therapeutics, INC

FROM:	Jingrong Jean Cui

DATE:	April 24, 2017

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by TP Therapeutics, INC (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.

B-1.